CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in this Registration Statement (Form N-1A) of Potomac OTC Plus Fund, Potomac Dow 30 Plus Fund, Potomac Small Cap Plus Fund, Potomac Small Cap/Short Fund, Potomac U.S. Short Fund, Potomac Horizon Fund, Potomac U.S. Government Money Market Fund and Potomac Warwick Fund of the Potomac Funds to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 37 to the Registration Statement under the Securities Act of 1933 (File No. 333-28697) and this Amendment No. 38 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-8243).

/s/ Ernst & Young LLP

Chicago, Illinois
November 29, 2004